BayFirst Financial Corp.
4,000 Shares of Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series D, no par value
4,000 Shares of Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series E, no par value
Placement Agency Agreement
April 28, 2026

Hovde Group, LLC
1629 Colonial Parkway
Inverness, IL 60067

Ladies and Gentlemen:
BayFirst Financial Corp., a Florida corporation (the “Company”), is offering, pursuant to the terms of this Placement Agency Agreement (this “Agreement”) and the Securities Purchase Agreement (as hereinafter defined), an aggregate of up to 4,000 shares of mandatorily convertible cumulative perpetual preferred stock, Series D, no par value per share (“Series D”) and 4,000 shares of mandatorily convertible cumulative perpetual preferred stock, Series E, no par value per share (“Series E”), together with Series D (the “Shares”). The Shares are being offered at $10,000 per share, for an aggregate offering amount of approximately $80,000,000 (the “Offering”).
Terms used herein and not otherwise defined shall have the meaning ascribed to them in the Securities Purchase Agreement.
The Company hereby confirms its agreement, on the terms and subject to the conditions set forth herein and in that certain engagement letter between the Company and Placement Agent dated August 6, 2025 (the “Engagement Letter”), to retain the Placement Agent to assist the Company in offering and selling the Shares, as follows:
1.Appointment of Placement Agent and Purchase of Shares. On the basis of the representations, warranties and agreements contained in, and subject to the terms and conditions of, this Agreement:
(a)Hovde is hereby appointed as the Placement Agent for the Offering. The Placement Agent shall not be deemed an agent of the Company for any other purpose by virtue of this Agreement. The appointment and authorization of the Placement Agent hereunder shall expire on the Closing of the Offering (as defined below), unless extended in writing by the Company and the Placement Agent. Either the Company or the Placement Agent may terminate this Agreement, with or without cause, upon delivery of 15 days’ prior written notice to the other party. This Agreement may be terminated at any time prior to the Closing Date (as defined below) by the Placement Agent by notifying the Company at any time at or before the Closing Date in the reasonable discretion of the Placement Agent if: (i) the United States engages in hostilities which have resulted in the declaration, on or after the date hereof, of a national emergency or war; or (ii) trading in the Shares or any securities of the Company has been suspended or materially limited by the U.S. Securities and Exchange Commission (the “Commission”) or trading generally on the New York Stock Exchange, Inc., the American Stock Exchange, Inc. or the Nasdaq Stock Market has been suspended or materially limited, or minimum or maximum ranges for prices for securities shall have been fixed, or maximum ranges for prices for securities have been required, by any of said exchanges or by such system or by order of the Commission, FINRA, or any other governmental or regulatory authority; or (iii) a general moratorium on banking activities has been declared by any Federal or Florida state authority; or (iv) in the good faith judgment of the Sales Agent, there has been, since the time of execution of this Agreement, a material adverse change in the financial condition, earnings or business affairs of the Company considered as a whole.
(b)On the terms and subject to the conditions set forth herein, the Placement Agent will utilize their “best efforts” to solicit investments from potential purchasers (each, individually a “Purchaser” and collectively, the “Purchasers”) for the Offering.
(c)Subject to the performance by the Company of all of its obligations to be performed under this Agreement and to the completeness and accuracy of all representations and warranties of the Company contained in this Agreement, the Placement Agent hereby accepts such agency and agrees to use its reasonable best efforts to assist the Company in finding potential Purchasers pursuant to the Offering. The Company acknowledges and agrees that the Placement Agent’s engagement hereunder is not an agreement by the Placement Agent or any of its affiliates to underwrite or purchase any securities or otherwise provide any financing. It is understood that the Placement Agent does not have any commitment or obligation to sell or purchase any of the Shares. No provision of this Agreement shall require the Placement Agent to expend or risk its own funds or incur any financial liability on behalf of any offeree or Purchaser of the Shares or otherwise.
(d)Each prospective Purchaser agreeing to purchase Shares shall be required to deliver, among other things, an executed securities purchase agreement (the “Securities Purchase Agreement”), as well as an accredited investor questionnaire. The Company shall make available to each prospective Purchaser, at a reasonable time prior to the purchase of Shares, the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the Offering. The Company will provide Purchasers the opportunity to obtain additional information necessary to verify the accuracy of the disclosure delivered in connection with the purchase of the Shares to the extent it possesses such information or can acquire it without unreasonable effort or expense. The Company shall have the right to reject any investment in whole or in part, in the Company’s sole discretion.
(e)Investments shall be evidenced by the execution by each Purchaser of a Securities Purchase Agreement. No Securities Purchase Agreement shall be effective unless and until it is accepted by the Company. The Placement Agent shall not have any independent obligation to verify the accuracy or completeness of any information contained in any Securities Purchase Agreement or the authenticity, sufficiency, or validity of any check or other payment delivered by any prospective Purchaser in payment for Shares nor shall the Placement Agent incur any liability with respect to any such verification or failure to verify.
2.Representations and Warranties of the Company. The Company represents and warrants to the Placement Agent as of the date hereof, and as of the Closing Date, that:
(a)Emerging Growth Company. From the time the Company first filed with the Commission Registration Statement on Form S-1 (that date being May 11) through the date hereof, the Company has been and is an “emerging growth company,” as defined in Section 2(a) of the Securities Act (an “Emerging Growth Company”).
(b)Financial Statements. The financial statements of the Company filed with the Commission comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement). Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and the Bank taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments.
(c)No Material Adverse Change. Since the date of the latest audited financial statements filed with the Commission, except as specifically disclosed, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as defined below), (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) deposit liabilities, trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Company), and (v) the Company has not issued any equity securities to any officer, director or affiliate, except Common Stock issued in the ordinary course as dividends on outstanding preferred stock or issued pursuant to existing Company equity compensation plans or stock purchase plans or executive and director compensation arrangements disclosed with the Commission. Except for the issuance of the Shares contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company or the Bank or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made. Other than consummation of this Offering, no conditions remain outstanding to the appointment of Albert T. Rogers, Jr. as Chief Executive Officer of the Company and the Bank, and to the Board of Directors of the Bank.
(d)Organization and Good Standing.
(i) The Company and the Bank are each an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite corporate power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor the Bank is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company and the Bank are duly qualified to conduct business and are in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in a Material Adverse Effect, and no proceeding has been instituted, is pending, or, to the Company’s knowledge, has been threatened in writing in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.
(ii)The Company is duly registered as a bank holding company under the BHC Act. The Bank is a national banking association chartered under the laws of the United States and a direct, wholly-owned subsidiary of the Company. The deposit accounts of the Bank are insured up to applicable limits by the Federal Deposit Insurance Corporation, and all premiums and assessments required to be paid in connection therewith have been paid when due.
(iii)“Material Adverse Effect” means a material adverse effect on the results of operations, assets, business or financial condition of the Company and the Bank, taken as a whole, except that any of the following, either alone or in combination, shall not be deemed a Material Adverse Effect: (i) effects resulting from changes or circumstances affecting general political, economic or market conditions in the United States or which are generally applicable to the industry in which the Company operates, (ii) effects resulting from changes or circumstances affecting generally the industries or markets in which the Company operates, (iii) effects resulting from acts of war, sabotage or terrorism, military actions or the escalation thereof, natural disasters, or any epidemic, pandemic, outbreak of disease or other public health event, (iv) effects of any changes in applicable laws or accounting rules or principles, including changes in GAAP, (v) a decline in the trading price of the Common Stock or the Company’s failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; (vi) effects resulting from or relating to the announcement or disclosure of the sale of the Securities or other transactions contemplated by this Agreement, or (vii) the taking of any action in accordance with this Agreement (except, with respect to clauses (i), (ii), (iii), or (iv), to the extent that such changes, circumstances or effects have a disproportionate effect on the Company compared to other participants in the industries or markets in which the Company operates).
(e)Company Subsidiary. BayFirst National Bank (the “Bank”) is the only subsidiary of the Company as of the date of this Agreement. Except for the Bank, the Company does not own beneficially, directly or indirectly, more than five percent (5%) of any class of equity securities or similar interests of any corporation, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. The Company owns, directly or indirectly, all of its interests in the Bank free and clear of any and all liens. The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act, as amended, 12 U.S.C. 1811 et seq., and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due (after giving effect to any applicable extensions). The Company beneficially owns all of the outstanding capital securities of, and has sole control of, the Bank.
(f)Capitalization.
(i) As of the date hereof, the number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company) is set forth in Schedule 2(f) hereto. The Company has not issued any capital stock since the date of its most recently filed SEC Report other than to reflect stock option and warrant exercises that do not, individually or in the aggregate, have a material effect on the issued and outstanding capital stock, options and other securities. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents that have not been effectively waived as of the Closing Date. Except as set forth on Schedule 2(f) or a result of the purchase and sale of the Shares, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or the Bank are or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any

Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge, between or among any of the Company’s stockholders.
(ii)Stock Options. With respect to any stock options (the “Stock Options”) granted pursuant to the stock-based compensation plans of the Company and the Bank (the “Company Stock Plans”), (i) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, and (ii) each such grant was made in accordance with the terms of the Company Stock Plans and all other applicable laws and regulatory rules or requirements.
(g)Due Authorization. The Company has full right, power and authority to execute and deliver this Agreement and the Securities Purchase Agreement, and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the Securities Purchase Agreement and the consummation by it of the transactions contemplated hereby and thereby has been duly and validly taken.
(h)Placement Agency Agreement. This Agreement has been duly authorized, executed and delivered by the Company.
(i)The Shares. The Shares to be issued and sold by the Company hereunder have been duly authorized by the Company and, when issued and delivered and paid for as provided herein, will be duly and validly issued, will be fully paid and nonassessable; and the issuance of the Shares is not subject to any preemptive or similar rights.
(j)No Violation or Default. Neither the Company nor the Bank is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or the Bank is a party or by which the Company or the Bank is bound or to which any of the property or assets of the Company or the Bank is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental authority, regulatory authority or self-regulatory organization, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(k)No Conflicts. The execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or the Bank pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or the Bank is a party or by which the Company or the Bank is bound or to which any of the property or assets of the Company or the Bank is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or the Bank or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.
(l)Litigation. There is no Proceeding pending or, to the Company’s Knowledge, threatened, against the Company, the Bank or any of their respective properties or, to the Company’s Knowledge, against any officer, director or employee of the Company or the Company acting in his or her capacity as such which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) except as specifically disclosed in the SEC Reports, would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor the Bank, nor to the Company’s Knowledge any director or officer thereof, is or has been the subject of any Proceeding involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Company’s Knowledge there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or the Bank under the Exchange Act or the Securities Act.
(m)Independent Accountants. Forvis Mazars, LLP, who have reported on the audited consolidated financial statements and schedule of the Company and the Bank, is an independent registered public accounting firm with respect to the Company and the Bank within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act and, to the Company’s knowledge, is not and has not been in violation of the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board and as required by the Securities Act. The consolidated financial statements of the Company and the related notes filed with the Commission have been prepared in conformity with the requirements of the Securities Act and the rules and regulations and present fairly the information shown therein.
(n)Title to Assets. The Company and the Bank have good and marketable title in fee simple to all real property owned by them. The Company and the Bank have good and marketable title to all tangible personal property owned by them that is material to the business of the Company and the Bank, taken as whole, in each case free and clear of all Liens except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and the Bank. Any real property and facilities held under lease by the Company and the Bank are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and the Bank.
(o)Title to Intellectual Property. To the Company’s Knowledge, the Company and the Bank own, possess, license or have other rights to use, all patents, patent applications, trade and service marks, trade and service mark applications and registrations, trade names, trade secrets, inventions, copyrights, licenses, technology, know-how and other intellectual property rights and similar rights described in the SEC Reports as necessary or material for use in connection with their respective businesses and which the failure to so have would have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor the Bank has received a notice (written or otherwise) that any of the Intellectual Property Rights used by the Company or the Bank violates or infringes upon the rights of any Person. There is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by any person that the Company’s business as now conducted infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of another. To the Company’s Knowledge, there is no existing infringement by another Person of any of the Intellectual Property Rights that would have or would reasonably be expected to have a Material Adverse Effect. The Company and the Bank have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(p)No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or the Bank, on the one hand, and the directors, officers, shareholders, customers or suppliers of the Company or the Bank, on the other, that is required by the Securities Act to be disclosed in SEC Reports as filed with the Commission.
(q)Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof received by the Company, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).
(r)Taxes. The Company and the Bank have (i) accurately and timely prepared and filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of the Company and (iii) set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except, in the case of clauses (i) and (ii) above, where the failure to so pay or file any such tax, assessment, charge or return would not have or reasonably be expected to result in a Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the Company or the Bank by the taxing authority of any jurisdiction. Since December 31, 2022 through the Closing Date the Company has not experienced, and the transactions contemplated by this Agreement will not cause the Company to experience, an “ownership change” for purposes of Section 382 of the Code (as defined below).
(s)Licenses and Permits. The Company and the Bank possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor the Bank has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except where such revocation, modification or failure to renew would not, individually or in the aggregate, have a Material Adverse Effect.
(t)Labor Matters. No material labor dispute exists or, to the Company’s Knowledge, is imminent with respect to any of the employees of the Company which would have or reasonably be expected to result in a Material Adverse Effect. None of the Company’s or the Bank’s employees is a member of a union that relates to such employee’s relationship with the Company, and neither the Company nor the Bank is a party to a collective bargaining agreement, and the Company and the Bank believes that its relationship with its employees is good. Except as otherwise specially disclosed to the Placement Agent, no executive officer of the Company (as defined in Rule 501(f) of the Securities Act) has notified the Company or the Bank that such officer intends to leave the Company or the Bank or otherwise terminate such officer’s employment with the Company or the Bank. To the Company’s Knowledge, no executive officer, is, or is now expected to be, in violation of any term of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and to the Company’s Knowledge, the continued employment of each such executive officer does not subject the Company or the Bank to any liability with respect to any of the foregoing matters. The Company and the Bank are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(u)Compliance with Environmental Laws. To the Company’s Knowledge, neither the Company nor the Bank (i) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or Release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) owns or operates any real property contaminated with any substance that is in violation of any Environmental Laws, (iii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (iv) is subject to any claim relating to any Environmental Laws; which violation, contamination, liability or claim has had or would have, individually or in the aggregate, a Material Adverse Effect; and there is no pending investigation or, to the Company’s Knowledge, investigation threatened in writing that might lead to such a claim.
(v)Hazardous Materials. There has been no storage, generation, transportation, use, handling, treatment, Release or threat of Release of Hazardous Materials by, relating to or caused by the Company or the Bank (or, to the knowledge of the Company and the Bank, any other entity (including any predecessor) for whose acts or omissions the Company or the Bank is or could reasonably be expected to be liable) at, on, under or from any property or facility now or previously owned, operated or leased by the Company or the Bank, or at, on, under or from any other property or facility, in violation of any environmental laws or in a manner or amount or to a location that could reasonably be expected to result in any liability under any environmental law, except for any violation or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Hazardous Materials” means any material, chemical, substance, waste, pollutant, contaminant, compound, mixture, or constituent thereof, in any form or amount, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas liquids, asbestos and asbestos containing materials, naturally occurring radioactive materials, brine, and drilling mud, regulated or which can give rise to liability under any Environmental Law. “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment, or in, into, from or through any building or structure.
(w)Compliance with ERISA. To the knowledge of the Company, no “prohibited transaction” as described in Section 406 of ERISA (as defined below) or Section 4975 of the Code has occurred with respect to any Employee Benefit Plan (as defined below), excluding transactions effected pursuant to a statutory or administrative exemption. Each Employee Benefit Plan is and has been operated in material compliance with its terms and all applicable laws, including but not limited to ERISA and the Code and, to the knowledge of the Company, no Pension Plan (as defined below) has failed (whether or not waived), or is reasonably expected to fail, to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code) applicable to such Pension Plan. No Pension Plan is, or is reasonably expected to be, in “at risk status” (within the meaning of Section 303(i) of ERISA) and no Employee Benefit Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA is in “endangered status” or “critical status” (within the meaning of Section 305 of ERISA). The present value of all benefits accrued under each Pension Plan did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the fair market value of the assets of each Pension Plan (determined based on those assumptions used to fund such Pension Plan). No “reportable event,” as defined in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived, has occurred or is reasonably expected to occur. There has been no imposition or incurrence of any material liability under Title IV of ERISA, other than for Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate (as defined below). Each Employee Benefit Plan intended to be qualified under Code Section 401(a) is so qualified and has a favorable determination or opinion letter from the U.S. Internal Revenue Service (the “IRS”) upon which it can rely, and, to the knowledge of the Company, any such determination or opinion letter remains in effect and has not been revoked and nothing has occurred since the date of any such determination or opinion letter that is reasonably likely to adversely affect such qualification. No Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or the Bank who reside or work outside of the United States. The Company does not have any obligations under any collective bargaining agreement with any union and, to the knowledge of the Company, no organization efforts are underway with respect to Company employees. As used herein, “Code” means the Internal Revenue Code of 1986, as amended; “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA to which the Company or the Bank is required to contribute on behalf of any of its employees or with respect to which the Company has any liability; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; “ERISA Affiliate” means any trade or business, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or any entity that would be regarded as a single employer with the Company under Section 414(b) and (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA); and “Pension Plan” means any employee pension benefit plan (other than an employee benefit plan of the type described in Section 4001(a)(3) of ERISA) that is maintained or is contributed to by the Company or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
(x)Disclosure Controls. The Company and the Bank maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.
(y)Accounting Controls. The Company and the Bank maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses in the Company’s internal controls.
(z)Insurance. The Company and the Bank are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes to be prudent and customary in the businesses and locations in which the Company and the Bank are engaged, including, but not limited to, directors and officers insurance coverage. Neither the Company nor the Bank has received any notice of cancellation of any such insurance, nor, to the Company’s Knowledge, will it or the Bank be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.
(aa)No Unlawful Payments. Neither the Company nor the Bank, nor any director, officer or employee of the Company or the Bank nor, to the knowledge of the Company, any agent, affiliate or other person associated with or acting on behalf of the Company or the Bank has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit.
(bb)Anti-Money Laundering Laws. The operations of the Company and the Bank and, to the knowledge of the Company, their respective directors, officers, and employees as relates to the operations of the Company and the Bank, in all material respects are compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Bank Secrecy Act, the money laundering statutes of all applicable jurisdictions and the rules and regulations thereunder issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Authority involving the Company or the Bank with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened. The Company and the Bank and, to the knowledge of the Company, their respective directors, officers, and employees as relates to the operations of the Company and the Bank, have conducted the business of the Company and the Bank in compliance in all material respects with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws.
(cc)OFAC. None of the Company, or the Bank or any officer or director of either the Company or the Bank, nor, to the knowledge of the Company, after due inquiry, any agent, employee, affiliate or person acting on behalf of the Company or the Bank, in all cases in the course of its activities on behalf of the Company or the Bank, is or has been (A) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Syria, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic or any other Covered Region of Ukraine identified pursuant to Executive Order 14065 (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any person, entity or organization made subject of any sanctions (“Sanctions”) administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals (“SDN List”) of the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), or other relevant sanctions authority (collectively, “Sanctioned Persons”), and the Company will not directly or indirectly use the proceeds of the offering of the Shares contemplated hereby, or lend, contribute or otherwise make available such proceeds to the Bank or any other person or entity, for the purpose of financing the activities of or business with any Sanctioned Person, or in any Sanctioned Country, that currently is the subject to any U.S. sanctions administered by OFAC or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as underwriter, advisor, investor or otherwise) of U.S. sanctions administered by OFAC; (B) engaged in any transfers of goods, technologies or services (including financial services) that may reasonably be expected to assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States laws, rules or regulations; (C) a Sanctioned Person; or (D) located, organized or resident in any Sanctioned Country.
(dd)No Broker’s Fees. Neither the Company nor the Bank is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or the Bank or any Placement Agent for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.
(ee)No Registration Rights. Other than rights that will be granted to Purchasers in the Offering, no person has the right to require the Company or the Bank to register any securities for sale under the Securities Act by reason the issuance and sale of the Shares by the Company.
(ff)Sarbanes-Oxley Act. The Company has taken all action reasonably necessary to ensure that, upon consummation of the transactions contemplated by this Agreement, it will be in compliance in all material respects with all provisions of the Sarbanes-Oxley Act with which the Company is required to comply as of such time.
(gg)Application of Takeover Protections; Rights Agreements. The Company has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of its common stock or a change in control of the Company. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s organization certificate or the laws of Florida (other than those associated with regulatory approval of a change in control of the Company) which is or could become applicable to any Purchaser solely as a result of the Offering, including, without limitation, the Company’s issuance of the Shares.
(hh)Off Balance Sheet Arrangements. There is no material transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity.
(ii)Foreign Corrupt Practices Act. None of the Company, or the Bank or, to the knowledge of the Company, any director, officer, agent or employee of the Company or the Bank, in all cases in the course of its activities on behalf of the Company or the Bank, has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any applicable non-U.S. anti-bribery statute or regulation; or (D) made, offered, agreed to, requested or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment. To the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
(jj)Lending Relationship. The Company does not have any material lending or other relationship with any bank or lending affiliate of the Placement Agent and (B) does not intend to use any of the proceeds from the sale of the Shares to repay any outstanding debt owed to any affiliate of the Placement Agent.
(kk)Cybersecurity. (A) To the knowledge of the Company, except as disclosed in the SEC Reports, there has been no security breach or incident, unauthorized access or disclosure, or other compromise of or relating to any of the Company’s or the Bank’s information technology and computer systems, networks, hardware, software, data and databases

(including the data and information of their respective customers, employees, suppliers, vendors and any other third party that is maintained, processed or stored by the Company and the Bank and any such data processed or stored by third parties on behalf of the Company and the Bank), equipment or technology (collectively, “IT Systems and Data”), that would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; (B) neither the Company nor the Bank have been notified of, and the Company has no knowledge of, any event or condition that would reasonably be expected to result in, any security breach or incident, unauthorized access or disclosure or other compromise to the Company or the Bank’s IT Systems and Data that would reasonably be expected to have a Material Adverse Effect; and (C) the Company and the Bank have implemented controls, policies, procedures, and technological safeguards reasonably designed to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data and that are reasonably consistent with industry standards and practices, or are required by applicable regulatory standards. The Company and the Bank are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any Governmental Authority relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except where the failure to do so would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(ll)Compliance with Privacy Statements. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Bank (A) complies with the Privacy Statements (as defined below) as applicable to any given set of personal information collected by the Bank from Individuals (as defined below), (B) complies with all applicable federal, state, local and foreign laws and regulations regarding the collection, retention, use, transfer or disclosure of personal information (as such term is defined in applicable data privacy laws) from Individuals, and (C) takes commercially reasonable measures, reasonably consistent with industry standards in the business in which the Bank is engaged, to protect and maintain the confidential nature of the personal information provided to the Bank by Individuals in accordance with the terms of the applicable Privacy Statements. Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor the Bank has received any written notice of any claim or controversy regarding the Bank’s compliance with the Privacy Statements. As used herein, “Privacy Statements” means, collectively, any and all of the Bank’s public-facing privacy statements and policies published on the Bank’s websites or products or otherwise made externally available by the Bank regarding the collection, retention, use and distribution of personal information of any individual, including, without limitation, individual visitors or users of the Bank’s website or products (collectively, “Individuals”).
(mm)Securities Offerings. All offers and sales of the Company’s capital stock and debt or other securities by the Company (or others on the Company’s behalf) prior to the date hereof were made in compliance in all material respects with the Securities Act and the Securities Act Rules and Regulations and all other applicable state and federal laws or regulations, or any actions under the Securities Act and the Securities Act Rules and Regulations or any state or federal laws or regulations in respect of any such offers or sales are effectively barred by effective waivers or statutes of limitation. The Company has not, prior to the date hereof, made any offer or sale of securities which could be “integrated” for purposes of the Securities Act and the Securities Act Rules and Regulations with the offer and sale of the Shares. The Company has not sold or issued any security during the 180-day period preceding the date of this Agreement, including but not limited to any sales pursuant to Section 4(a)(2) of the Securities Act or Commission Rule 144A or Commission Regulations D or S under the Securities Act Rules and Regulations, other than securities issued pursuant to employee benefit plans, qualified stock option plans or employee compensation plans or pursuant to outstanding options, rights or warrants pursuant to SEC Rule 701.
3.Representations and Warranties of Placement Agent. The Placement Agent represents and warrants to the Company that:
(a)The Placement Agent is registered as a broker-dealer under applicable federal and state laws, is a member in good standing of FINRA and has met and will continue to meet all registration, licensing, financial and reporting requirements it is required to meet under applicable federal and state laws and regulations in order to provide the services the Placement Agent has agreed to provide, or that the Placement Agent contemplates that it will provide, to the Company under this Agreement, the Engagement Letter (as applicable) or otherwise in connection with the Offering.
(b)The Placement Agent will not provide any service or engage in any activity, and it will use its commercially reasonable efforts to not permit any of its employees, agents, or representatives to provide any service or engage in any activity, whether pursuant to this Agreement or otherwise in connection with the sale of the Shares, for which it does not have in effect all registrations, licenses and approvals necessary to cause that service or activity to comply with applicable federal and state laws and regulations.
(c)Notwithstanding anything contained in this Agreement to the contrary, the terms and conditions of the sale of the Shares as described in the Securities Purchase Agreement shall control the conduct of the sale of the Shares, and neither the Placement Agent nor any of its respective employees, agents, representatives or affiliates shall take any action in connection with the sale of the Shares contrary to those terms and conditions.
(d)In connection with or during the course of the sale of the Shares, neither the Placement Agent nor any employee, agent, representative or affiliate of the Placement Agent will make any representation or provide any information to any Purchaser or potential Purchaser other than the representations and information contained in an investor presentation of the Company, or other information specifically approved by the Company.
(e)This Agreement has been duly and validly authorized, executed and delivered by the Placement Agent and, when executed by the Company, will constitute the valid and binding agreement of the Placement Agent enforceable against it in accordance with its terms, except in all cases to the extent that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and remedies generally or the rights of creditors or customers of registered broker-dealers whose accounts may be protected by the Securities Investor Protection

Corporation; (ii) the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which the proceedings may be brought; and (iii) the enforceability of the provisions hereof relating to indemnification and contribution may be limited by applicable federal, state or other securities laws, or the public policy underlying such laws.
(f)The Placement Agent and its employees, agents and representatives who shall perform any of the services required hereunder to be performed by it, shall be authorized and shall have all licenses, approvals and permits necessary to perform such services, and the Placement Agent shall be a registered broker-dealer and selling agent in the jurisdictions in which the Company is relying on such registration for the offer and sale of the Shares after the date of this Agreement.
(g)The execution and delivery of this Agreement by the Placement Agent, the fulfillment of the terms set forth herein and the consummation of the transactions contemplated hereby shall not violate or conflict with the organizing documents of the Placement Agent or violate, conflict with or constitute a breach of, or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any agreement, indenture or other instrument by which the Placement Agent is bound or under any governmental license or permit or any law, administrative regulation, authorization, approval or order or court decree, injunction or order, which breach, default or violation could have a material adverse effect on the condition (financial or otherwise), operations, business, properties or assets of the Placement Agent or its ability to perform its obligations under this Agreement.
(h)Any proceeds received by the Placement Agent to purchase Shares will be handled in accordance with applicable requirements of Rule 15c2-4 under the 1934 Act, by the prompt transmission of such proceeds to the escrow agent designated by the Company and the Sales Agent (the “Escrow Agent”). It is understood between the Company and the Placement Agent that the Placement Agent will not receive or handle any proceeds from the Purchasers in connection with the Offering.
(i)No action or proceeding against the Placement Agent before the Commission, FINRA, any state securities commission, or any state or federal court is pending or, to the Placement Agent’s knowledge, threatened concerning the Placement Agent’s activities as a registered and licensed broker-dealer which could have a material adverse effect on the condition (financial or otherwise), operations, business, properties or assets of the Placement Agent or its ability to perform its obligations under this Agreement.
4.Covenants of the Company. The Company covenants and agrees with the Placement Agent that:
(a)Listing. The Company will use its commercially reasonable efforts to effect the listing of the Shares on Nasdaq after all requisite shareholder approval is received and the Shares are registered for resale under the Securities Act.

(b)Blue Sky Compliance. The Company shall take or cause to be taken all necessary action to qualify the Shares for sale under the securities laws of such domestic United States or foreign jurisdictions as the Sales Agent reasonably designates or as is necessary to effect the distribution of the Shares and to continue such qualifications in effect so long as required for the distribution of the Shares, except that the Company shall not be required in connection therewith to qualify as a foreign corporation (where not otherwise required) or to execute a general consent to service of process in any jurisdiction (where not otherwise required).
(c)Use of Proceeds. The Company shall not invest or otherwise use the proceeds received by the Company from the sale of the Shares issued and sold by the Company in such a manner as would require the Company or the Bank to register as an investment company under the Investment Company Act.
(d)Expenses of Offering. The Company will bear all other expenses incurred in connection with the Offering, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals; (ii) the cost of preparing, printing and distributing the offering materials; (iii) the costs of blue sky qualification (including the reasonable fees and expenses of blue sky counsel relating to such qualification) of the Shares in the various states; (iv) listing fees, if applicable; and (v) all fees and disbursements of the Company’s counsel and accountants. Further, the Company shall be reimburse the Placement Agent for up to $100,000 in: (1) the costs and expenses of the Placement Agent relating to investor presentations on any “road show” undertaken in connection with the Offering; and (2) reasonable expenses and disbursements of the Placement Agent.
(e)No Other Finders or Brokers. During the term of the Placement Agent’s engagement hereunder the Company will not (i) offer any Shares for sale to, or solicit any offers to buy from, any person or persons, whether directly or indirectly, other than through the Placement Agent, if such person or persons were introduced to the Company by the Placement Agent, or (ii) engage in any discussions with any person other than representatives of the Placement Agent for the purpose of engaging, or considering the engagement of, such person as a finder or broker in connection with the sale by the Company of the Shares covered by this Agreement.
(f)Public Announcements. Except as otherwise required by applicable law or the rules of any governmental entity, the Company shall not, during the period commencing on the date hereof and ending on the Closing Date, issue any press release or other communication, make any written or oral statement to any media organization or publication or hold any press conference, presentation or seminar, or engage in any other publicity with respect to the Company and/or the Bank, its financial condition, results of operations, business, properties, assets, or liabilities, or the Offering, without the prior written consent of the Sale Agent, which consent shall not be unreasonably withheld, conditioned, or delayed, except in the ordinary course of business, to comply with applicable securities laws, and in both cases, not for the purpose of soliciting any interest in the Offering. Further, the Company shall not use the name of the Placement Agent or any officer, director, employee or shareholder thereof without the express written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.
(g)Emerging Growth Company. The Company will promptly notify the Placement Agent if the Company ceases to be an Emerging Growth Company at any time prior to the later of (A) completion of the distribution of Shares within the meaning of the Securities Act and (B) completion of the Lock-Up period.
(h)Lock-Up Agreements. The Company will cause each of its executive officers and directors, whose names are set forth in Schedule 1 hereto, to furnish to the Placement Agent, on or before the Closing Date, a letter dated the date hereof, substantially in the form of Exhibit A hereto (the “Lock-Up Agreement”). The Company will use its commercially reasonable efforts to enforce the terms of each Lock-Up Agreement and issue stop transfer instructions to the transfer agent for the shares with respect to any transaction or contemplated transaction that would constitute a breach or default under the applicable Lock-Up Agreement.
(i)Transfer Agent. The Company shall engage and maintain, at its expense, a registrar and transfer agent for the Shares.
(j)Additional Acknowledgements. The Company acknowledges and agrees that:
(i)The financial models and presentations used by the Placement Agent in performing its services hereunder have been developed by and are proprietary to the Placement Agent. The Company further acknowledges and agrees that, except as required by applicable law, it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of the Placement Agent, which consent shall not be unreasonably withheld, conditioned, or delayed.
(ii)The Placement Agent is a full service securities firm engaged in a wide range of businesses and from time to time, in the ordinary course of its business, the Placement Agent or its affiliates may hold long or short positions and trade or otherwise effect transactions for its own account or the account of its customers in debt or equity securities or loans of the companies which may be the subject of the transactions contemplated by this Agreement. During the course of the Placement Agent’s engagement with the Company, the Placement Agent may have in its possession material, non-public information regarding other companies that could potentially be relevant to the Company or the transactions contemplated herein but which cannot be shared due to an obligation of confidence to such other companies. As in all matters involving confidential client information, information barriers exist that restrict access to such information within the Placement Agent, except on a need-to-know basis.

(iii)The Placement Agent’s research analysts and research department are independent from such Placement Agent’s investment banking division and are subject to certain regulations and internal policies. The Placement Agent’s research analysts may hold and make statements or investment recommendations and/or publish research reports with respect to the Company, the transactions contemplated herein or any counterparty thereto that differ from or are inconsistent with the views or advice communicated by the Placement Agent’s investment banking divisions.
(k)Closing. No Closing shall take place until and unless all the conditions to the Placement Agent’s obligations set forth in this Agreement are satisfied. In the event the Offering is terminated for any reason before a Closing takes place, all funds advanced by the prospective Purchasers will be promptly returned without interest.
5.Closing Placement and Fees.
(a)Closing.
(i)All Purchasers subscribing for Shares shall be instructed to pay the purchase price for the Shares in accordance with the procedures described in the Securities Purchase Agreement.
(ii)All payments are to be sent to the Escrow Agent. The Escrow Agent will deposit such funds in an account until release of the Shares.
(iii)The closing (the “Closing”) of the Offering and the release of the Shares against payment therefor shall take place at the office of Alston & Bird LLP, 1201 West Peachtree Street, Suite 4900, Atlanta, GA, 30309 at 10:00 a.m., Eastern Time, on April 28, 2026, or at such other time or place and on such other date as may be agreed upon by the Company and the Placement Agent (the “Closing Date”). All actions taken at the Closing shall be deemed to have occurred simultaneously. On or before the Closing Date, each Purchaser shall pay by wire transfer of immediately available funds to the Escrow Agent amount equal to the product of (x) the number of Shares such Purchaser has agreed to purchase and (y) the purchase price per Share.
(b)Conditions to Placement Agent’s Obligations. The obligations of the Placement Agent hereunder are subject to the following conditions:
(i)Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct, in all material respects, on the date hereof and on and as of the Closing Date; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

(ii)No Material Adverse Change. No Material Adverse Event shall have occurred.
(iii)Lock-Up Agreements. The Placement Agent shall have received copies of the executed Lock-Up Agreements executed by each person listed on Schedule 1 hereto, and such Lock-Up Agreements shall be in full force and effect on the Closing Date.
(iv)Opinion and 10b-5 Statement of Counsel for the Company. Igler and Pearlman, P.A., counsel for the Company, shall have furnished to the Placement Agent, at the request of the Company, their written opinion and 10b-5 statement, dated as of the Closing Date, and addressed to the Placement Agent, substantially in the form required by the Securities Purchase Agreement.
(v)No Legal Impediment to Issuance and/or Sale. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Shares by the Company; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Shares by the Company.
(vi)Good Standing. The Placement Agent shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Company in its jurisdiction of organization, in writing or any standard form of telecommunication from the appropriate governmental authority of such jurisdiction.
(vii)Corporation Action. The Company shall have taken all corporate action necessary in order to permit the valid execution, delivery and performance of this Agreement by the Company, including, without limitation, obtaining the approval of the Company’s board of directors for the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and thereunder and the Offering contemplated hereby.
(viii)Additional Documents. On or prior to the Closing Date the Company shall have furnished to the Placement Agent such further certificates and documents as the Placement Agent may reasonably request.
All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Placement Agent.
(c)Placement Fees and Expenses.

(i)As compensation for the Placement Agent’s services rendered hereunder, the Company will pay the Placement Agent an aggregate placement fee (the “Placement Fee”) equal to six percent (6.0%) of the aggregate gross proceeds from Shares purchased by Purchasers solicited by the Placement Agent in the Offering, provided, however, with respect to proceeds received by the Company from the sale of the Shares to certain investors identified by the Company at or before the time of the Company’s acceptance of any such investor’s Securities Purchase Agreement, as “friends and family,” the Company will pay the Placement Agents two percent (2.0%) of such proceeds received by the Company. The Company agrees that any Placement Fee payable by the Company to the Placement Agent will be in cash, and will be paid out of the escrowed funds held by the Escrow Agent on the Closing Date pursuant to a joint instruction from the Company and the Sales Agent to the Escrow Agent.
(ii)In addition, whether or not a sale of the Shares occurs, the Company shall, upon request and from time to time, reimburse the Placement Agent pursuant to Section 4(d). The provisions of this paragraph are not intended to apply to, and shall not in any way limit or impair, the indemnification and contribution sections included in or incorporated by reference into this Agreement.
6.Termination and Survival. The respective indemnities, agreements, representations, warranties and other statements of the Company and the Placement Agent, as set forth in this Agreement (including Annex A) or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Placement Agent or any controlling person of any Placement Agent, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Shares.
7.Indemnification. The Company hereby agrees to indemnify the Placement Agent in accordance with the indemnification provisions set forth as Annex A hereto.
8.Effectiveness of Agreement. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
9.Miscellaneous.
(a)No Fiduciaries. Nothing in this Agreement, express or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons (as defined in Annex A hereto), any rights or remedies under or by reason of this Agreement or as a result of the services rendered by the Placement Agent hereunder. The parties acknowledge and agree that the Placement Agent is not acting in a fiduciary capacity with respect to the Company and that the Placement Agent is not assuming any duties or obligations other than those expressly set forth in this Agreement and those required by applicable laws and regulations. The Company further agrees that neither the Placement Agent nor any of their controlling persons, affiliates, partners, directors, officers, employees or consultants shall have any liability to the Company, or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to this Agreement or the services rendered or to be rendered by the Placement Agent hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted from the gross negligence or willful misconduct of the Placement Agent.
(b)Successors and Assigns. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto. Without limiting the foregoing, the benefits of Annex A shall also inure to the benefit of the other Indemnified Persons (as defined in Annex A hereto). The obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns. This Agreement may not be assigned by any of the parties without the prior written consent of all parties.
(c)Governing Law and No Trial by Jury. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to any conflict of laws principles. Any dispute arising out of or relating to this Agreement must be brought in, and take place in, the federal court sitting in the Middle District of Florida, which shall be a proper forum and which the Company and the Placement Agent agree has personal jurisdiction for purposes of enforcement of this Agreement. Any right to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) in connection with any dispute arising out of this Agreement or any conduct in connection with, or matters contemplated by, this Agreement is hereby waived by the parties hereto.
(d)Notices. All communications hereunder shall be in writing and, except as otherwise provided herein, will be mailed, delivered or faxed and confirmed as follows:

if to the Company or the Bank:	BayFirst Financial Corp. 700 Central Avenue St. Petersburg, FL 33701 Attention: Scott McKim, Chief Financial Officer Telephone: (727) 440-6848 Email:scott.mckim@bayfirstfinancial.com

with a copy to (which shall not constitute notice):	Igler & Pearlman, P.A. 3122 Mahan Drive, Suite 801-180 Tallahassee, FL 32308 Attention: Richard Pearlman, Esq. Telephone: (850) 878-2411 Email: Richard.pearlman@iglerlaw.com

and if to the Placement Agent:	Hovde Group, LLC 1629 Colonial Parkway Inverness, IL 60067 Attention: Michael Hedrei Telephone: (203) 405-1221 Email: MHedrei@hovdegroup.com

with a copy to (which shall not constitute notice):	Alston & Bird LLP 2200 Ross Ave #2300 Dallas, TX 75201 Attention: Mark Kanaly, Esq. Telephone: (214) 922-3404 Email: mark.kanaly@alston.com

(e)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.
(f)Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile, email or other electronic delivery of a signature), each of which shall be deemed to be an original and all of which together shall be deemed to be the same Agreement.
(g)Independent Contractor. The Placement Agent shall act as an independent contractor and nothing contained herein or otherwise shall be construed to create any partnership or joint venture between the Placement Agent and the Company.

(h)Headings. The headings and captions of the various subdivisions of this Agreement are for convenience or reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
(i)Entire Agreement; Engagement Letter. This Agreement (including the schedules and exhibits hereto), together with the Engagement Letter, constitutes the entire understanding and agreement between the Company and the Placement Agent with respect to the subject matter hereof and supersedes all prior understandings or agreements between the parties with respect thereto, whether oral or written, express or implied. This Agreement, rather than the Engagement Letter, shall govern the compensation payable to Placement Agent in respect of the Offering, but the Engagement Letter shall otherwise remain in full force and effect. The Company further acknowledges and agrees that the Company will engage Placement Agent as its sole sales agent in the Shareholder Offering, and will enter into a separate Placement Agency Agreement in respect of the Shareholder Offering, which will provide, among other things, that Placement Agent will be entitled to a fee equal to 2% of the gross proceeds of the Shareholder Offering.
(j)Amendments. Neither this Agreement nor any term hereof may be changed, waived or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver or termination is sought.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours, BAYFIRST FINANCIAL CORP. By: Anthony Saravanos, Chairman of the Board
Accepted: As of the date first written above

HOVDE GROUP, LLC By: Name: Michael Hedrei Title: Managing Principal Head of Capital Markets

[Signature Page to Placement Agency Agreement]

Annex A
(a)Indemnification of the Placement Agent by the Company. The Company agrees to indemnify and hold harmless the Placement Agent and its affiliates, selling agents, officers, directors and partners and each person, if any, who controls the Placement Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows: (i) against any and all loss, liability, claim, damage and expense (including, without limitation, any reasonable legal or other expenses incurred in connection with defending or investigating any such action or claim), as incurred, arising out of, or based upon, any untrue statement or alleged untrue statement of a material fact contained in the Transaction Documents, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of, or based upon, any untrue statement or alleged untrue statement of a material fact included in any of the Transaction Documents, or the omission or alleged omission in any of the Transaction Documents of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided, that (subject to Section (c) hereof) any such settlement is effected with the written consent of the Company, not to be unreasonably withheld; and (iii) against any and all expense, as incurred (including the reasonable fees and disbursements of counsel chosen by the Placement Agent, as approved by the Company in its reasonable discretion), reasonably incurred in investigating, preparing or defending against, or appearing as a witness or providing information or documents in connection with any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above.
(b)Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this Agreement. In the case of parties indemnified pursuant to this Annex A counsel to the indemnified parties shall be selected by the Placement Agent, as approved by the Company in its reasonable discretion. An indemnifying party may participate in such action and retain its own counsel at its own expense in the defense of any such action; provided, that counsel to the indemnifying party shall not (except with the prior written consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general or related allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Annex A (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
(c)Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for legal fees and expenses of counsel, as permitted pursuant to this Annex A, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section (a) of this Annex A effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 60 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request and this Annex A, prior to the date of such settlement.

Schedule 1

Persons Executing Lock-Up Agreements

Derek S. Berset        Director
Mark S. Berset        Director
Dennis R. DeLoach, III    Director
Alexander Harris        Director
Kenneth R. Lehman        Proposed Director
Anthony N. Leo        Director
Scott J. McKim        Executive Vice President and Chief Financial Officer
Robin L. Oliver        Director, President and Chief Operating Officer
Christos Politis, M.D.        Director
Alfred T. Rogers, Jr.        Proposed Director, Chief Executive Officer, President
Anthony Saravanos        Director
Bradly W. Spoor        Director
Sheryl WuDunn        Director
Barbara J. Zipperian        Director

Schedule 2(f)
Capitalization
Common Stock
Total Authorized:                    15,000,000
Outstanding:                        4,108,072
Subject to warrants, options, convertible securities, etc.:    9,656
Reserved for benefit plans and other issuances:        334,663
Remaining authorized but unissued:            10,547,609
Preferred Stock
    Total Authorized:                    1,000,000
Outstanding:                        16,051
Reserved for issuance:                    0
Remaining authorized but unissued:            983,949

    In Witness Whereof, I have hereunto set my hand as of the date first written above.

BAYFIRST FINANCIAL CORP.

___________________________________
Name:    Scott McKim
Title:    Chief Financial Officer

Exhibit A
Form of Lock-Up Agreement
See SPA

Exhibit B
Form of Legal Opinion and 10b-5 Letter
See SPA